Exhibit 99.2

FDCTech signs a letter of intent (LOI) to acquire 80% equity interest in CIM Securities, LLC.

CIM Securities is an independent investment bank that serves micro-cap and small-cap companies by providing capital raising solutions and merger and acquisition services for companies seeking growth capital or services.

Irvine, CA: July 22, 2022, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech-driven company specializing in buying and integrating small to mid-size legacy financial services companies, today announced that it had signed a letter of intent to acquire eighty percent (80%) equity interest in CIM Securities, LLC (“CIM Securities”), a FINRA and SIPC member firm.

CIM Securities received regulatory approval in August 2002 from the Securities Exchange Commission. It is licensed to conduct its business in 49 US states and territories. CIM Securities generated $2.51 million in revenue for fiscal 2021, primarily as investment banking and advisory fees. CIM Securities offers private placement transactions where shares of or other investments in a particular company are purchased directly from the issuers. CIM Securities also provide brokerage account services through its relationship with a clearing firm, Hilltop Securities (“Hilltop”).

The strategic acquisition aligns with the Company’s growth strategy through M&A, and the proposed acquisition will establish a US-based financial services company in its portfolio.

The acquisition would be subject to regulatory approvals, with the closing contemplated in the fourth quarter of 2022.

Please visit our SEC filings or Company’s website for more information on the full results and management’s plan.

CIM Securities, LLC

CIM Securities, LLC (herein referred to as “CIM Securities”) is a broker-dealer registered with the United States Securities and Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). As a broker-dealer, CIM and our Investment Professionals offer brokerage services. For additional information, please click here.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a US-based, fully integrated financial technology company. FDC specializes in buying and integrating small to mid-size legacy financial services companies. FDC develops and delivers a full suite of technology infrastructure solutions to forex, crypto, wealth management, and other future-proof financial sectors.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies are liable to anyone for any decision made or action taken in conjunction with the information or statements in this press release or any related damages.

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FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618